Exhibit 99.2

CAMERON STATE BANK

4440 Nelson Road

Lake Charles, Louisiana 70605

            , 2011

To:	Beneficial Owners of Shares of Cameron Bancshares, Inc.

held in the Cameron State Bank 401(k) Plan (“Plan”)

Dear Shareholder:

In connection with the vote by the shareholders of Cameron Bancshares, Inc. (“CMBC”) to be held at the Special Meeting of Shareholders scheduled for             , 2011 (the “Special Meeting”) you have the right to direct how the shares of CMBC stock held in the Plan for your account will be voted. Enclosed you will find a Notice containing detailed information about how you can direct the voting of the CMBC shares held in the Plan for your account and an Instruction Form for submitting your voting instructions.

We urge you to read the enclosed Notice, and the Proxy Statement referred to in the Notice, carefully before submitting your voting instructions. Both the Notice and the Proxy Statement provide information about who you can contact if you have questions.

Very truly yours,

Paula T. Pool
Vice President and Human Resources Officer

NOTICE REGARDING INSTRUCTION FORM

To:	Beneficial Owners of Shares of Cameron Bancshares, Inc.

held in the Cameron State Bank 401(k) Plan

Date:	, 2011

Cameron Bancshares, Inc. (“CMBC”) has agreed to merge with and into IBERIABANK Corporation (“IBKC”) provided that CMBC shareholders approve the merger, regulatory approval is obtained and certain other conditions are satisfied. If the merger takes place, shares of CMBC common stock (“CMBC Shares”) held by the Cameron State Bank 401(k) Plan (the “Plan”) will be exchanged for shares of common stock of IBKC based on the exchange ratio set forth in the Agreement and Plan of Merger dated as of March 10, 2011, by and between CMBC and IBKC (the “Merger Agreement”) and described in the Proxy Statement/Prospectus dated             , 2011, sent to the shareholders of CMBC (the “Proxy Statement”).

The CMBC Shares that are held in the Plan will be voted at the special meeting of shareholders of CMBC to be held on             , 2011 (the “Special Meeting”) by the Trustee of the Plan. Cameron State Bank, the Plan Administrator (referred to as the “Bank”) will direct the Trustee how to vote the CMBC Shares that are held in the Plan. You have the right to instruct the Bank how you would like the CMBC Shares held in the Plan for your account to be voted at the Special Meeting. Your directions must be submitted by mailing or hand delivering the enclosed Instruction Form to Paula Pool at 4440 Nelson Road, Lake Charles, Louisiana 70605. She must receive the executed Instruction Form no later than 5:00 p.m., central time, on             , 2011.

This notice provides important information about the Instruction Form. This notice is qualified in its entirety by the terms of the Proxy Statement and the Merger Agreement which is attached thereto as Appendix A.

A.	GENERAL INFORMATION

1. Why is the Trustee voting the CMBC Shares held in the Plan?

The contract between the Bank and the Trustee of the Plan provides that the Trustee will vote the CMBC Shares held by the Plan and that the Trustee will vote only in accordance with directions delivered to the Trustee by, among others, the Bank.

2. What am I being asked to do?

Although normally the Bank instructs the Trustee how to vote the CMBC Shares held in the Plan at shareholders meetings without seeking voting instructions from the beneficial owners of those shares, because the Special Meeting involves a vote on a Merger Agreement by which CMBC will merge with and into IBKC (as a result of which CMBC will no longer exist as a separate entity), the board of directors of the Bank has decided that you should have an opportunity to direct the vote with respect to the CMBC Shares that are beneficially owned by you. By completing, properly executing and timely returning the attached Instruction Form, you may direct the Bank as to how it should instruct the Trustee to vote the CMBC Shares held by the Plan for your account.

The Proxy Statement explains in detail information about the merger and how, if the merger is approved (and all other conditions to the merger are satisfied or waived), the CMBC Shares will be converted into shares of IBKC.

3. Will I receive a distribution of the CMBC Shares in the Plan for my account?

No. If the merger is approved by the shareholders of CMBC and thereafter takes place, the CMBC Shares in the Plan will be converted to shares of IBKC and will continue to be held by the Plan. So you will not receive a distribution of CMBC Shares from the Plan. However, in connection with the termination of the Plan (as described below), you may at some later point receive a distribution of the IBKC shares into which the CMBC Shares will be converted when the merger takes place.

As required by the Merger Agreement, CMBC or the Bank, as applicable, intends to terminate the Plan prior to the merger of CMBC with and into IBKC. After the Plan has been terminated, IBKC will wind it up, seek a determination letter from the IRS regarding the final terms of the Plan and make a final distribution of Plan assets (including any IBKC shares then held for your account in the Plan). Before making a final distribution of Plan assets, IBKC will inform Plan participants of their rollover options.

4. What if the Merger Agreement is terminated before the Special Meeting?

Any directions regarding how to vote the CMBC Shares held in the Plan for your account at the Special Meeting will be void and of no further effect if the Merger Agreement is terminated before the Special Meeting.

5. What if the Merger Agreement is not approved or the merger otherwise does not take place?

If the Merger Agreement is not approved or the merger otherwise does not take place, the Plan will continue to hold CMBC Shares on your account.

6. What if I have submitted a proxy card instructing how the shares of CMBC held in my name outside the Plan should be voted?

That proxy card does not constitute voting instructions for the CMBC Shares held in the Plan for your account. If you wish to provide voting instructions for CMBC Shares held in the Plan, you must submit the Instruction Form provided with this notice. (The Instruction Form does not constitute a vote for the CMBC Shares held outside the Plan. If you hold CMBC Shares outside the Plan and wish to vote them, you should execute and submit a separate proxy card with respect to those CMBC Shares.)

B.	INFORMATION ABOUT COMPLETING AND SUBMITTING YOUR INSTRUCTION FORM

1. How do I complete and return my Instruction Form?

An Instruction Form is included with this notice. You should indicate on page 2 the way you wish your CMBC Shares held in the Plan to be voted, sign and date the Instruction Form and include a daytime telephone number where you can be reached. Sign your name exactly as it appears on page 1 of the Instruction Form. (An executor, administrator, guardian, attorney-in-fact, or any other representative who signs on behalf of a participant must also provide documentary evidence in a satisfactory form in support of his/her authority.) Then you should mail or hand deliver the completed and executed Instruction Form to Paula Pool at 4440 Nelson Road, Lake Charles, Louisiana 70605. If you mail the Instruction Form, please be sure to put correct postage on the envelope. THE INSTRUCTION FORM MUST BE RECEIVED BY PAULA POOL NOT LATER THAN 5:00 P.M., CENTRAL TIME, ON             , 2011 (the “DEADLINE”). The method you choose to submit your Instruction Form (whether by mail or by hand delivery) is at your own risk. Neither CMBC, the Bank, the Trustee of the Plan, nor any of their employees or agents, has any responsibility for any failure of the method you select.

2. What if I want to change or revoke my voting instructions?

You may submit a new Instruction Form before the deadline by mail or hand delivery, regardless how you submitted your initial Instruction Form. You may obtain a new Instruction Form by contacting Paula Pool at the address provided in item 1 above or by calling her at (337)-312-7763. If you submit a new Instruction Form, your previous Instruction Form will be revoked. You should be sure to date your Instruction Form so that if you submit more than one, the Bank will be able to tell which is the later form. If the Bank receives more than one Instruction Form from you and is unable to tell which is the later form, the Bank will instruct the Trustee to vote the CMBC Shares held in the Plan for your benefit “FOR” the proposal to approve the Merger Agreement, pursuant to which CMBC will merge with and into IBKC and “FOR” any proposal to adjourn or postpone the Special Meeting if necessary to solicit additional proxies to approve the Merger Agreement.

You may also revoke your voting instructions by notifying the Bank (c/o Paula Pool) in writing of such revocation, but if you do not timely submit new valid voting instructions, the CMBC Shares subject to your revoked instructions will be treated as if no voting instructions were received. After the Deadline, no voting instructions will be accepted, changed or revoked.

3. What if I do not timely provide voting instructions?

If you do not timely provide voting instructions, the Bank will instruct the Trustee to vote the CMBC Shares held on your behalf by the Plan “FOR” the Merger Agreement and “FOR” any proposal to adjourn or postpone the Special Meeting if necessary to solicit additional proxies to approve the Merger Agreement.

4. What if I timely submit my signed voting instructions, but do not indicate on the instructions how to vote?

If you submit voting instructions timely, but do not indicate on such instructions how to vote, the Bank will instruct the Trustee to vote the CMBC Shares held on your behalf by the Plan “FOR” the Merger Agreement and “FOR” any proposal to adjourn or postpone the Special Meeting if necessary to solicit additional proxies to approve the Merger Agreement.

C.	TAX MATTERS

PLEASE NOTE THAT TAX CONSEQUENCES DEPEND UPON MANY FACTORS, AND EACH INDIVIDUAL’S SITUATION IS DIFFERENT. THEREFORE, YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX AND FINANCIAL ADVISERS TO HELP YOU MAKE THE DECISION THAT IS RIGHT FOR YOU.

Amounts that are held in a 401(k) plan are generally not taxed until distributed. Since neither your voting instructions nor the exchange of IBKC shares of stock for CMBC Shares (and cash for fractional shares) upon the merger taking place is a distribution, these events are not taxable. However, except in the case of certain rollovers, there will be tax consequences when you receive a distribution of Plan assets in connection with the termination of the Plan or otherwise.

REQUIRED IRS CIRCULAR 230 DISCLOSURE:

Pursuant to U.S. Treasury Circular 230, you are hereby advised that (a) the advice above is not intended or written to be used, and cannot be used, for the purpose of avoiding tax penalties that the Internal Revenue Service may attempt to impose on you, (b) the advice was written in connection with the transaction or matters addressed by the written advice and (c) you should seek advice based on your particular circumstances from your own independent tax advisor.

INSTRUCTION FORM

THIS INSTRUCTION FORM MUST BE RECEIVED BY PAULA POOL

NO LATER THAN 5:00 P.M., CENTRAL TIME, ON             , 2011

Participant Name	Number of Shares of Cameron Bancshares, Inc. Common Stock Held in the Cameron State Bank 401(k) Plan for the Benefit of the Named Participant
Shares

Cameron Bancshares, Inc. (“CMBC”) will hold a Special Meeting of Shareholders of CMBC at 4440 Nelson Road, Lake Charles, Louisiana 70605, on             , 2011, at     :00 p.m. (the “Special Meeting”) to consider and vote upon:

(i) a proposal to approve an Agreement and Plan of Merger dated as of March 10, 2011, between CMBC and IBERIABANK Corporation (“IBKC”), as it may be amended from time to time, pursuant to which, among other things, CMBC will merge into IBKC, and

(ii) a proposal to adjourn or postpone the Special Meeting if necessary to solicit additional proxies to approve the merger agreement.

The shares of CMBC common stock that are held in the Cameron State Bank 401(k) Plan (the “Plan”), will be voted at the Special Meeting by the Trustee of the Plan pursuant to instructions from the Plan Administrator, Cameron State Bank (the “Bank”).

As a Participant in the Plan, you may direct the Bank how you would like it to instruct the Trustee to vote the shares of CMBC common stock held in the Plan on your behalf (the “Shares”) at the Special Meeting. In order to direct the Bank how you would like the Shares to be voted, please complete this form and return it to Paula Pool at 4440 Nelson Road, Lake Charles, Louisiana 70605 before the date and time listed above.

If you properly execute this form and return it timely, the Bank will instruct the Trustee to vote the Shares held in the Plan on your behalf as you direct. If you do not properly execute this form or do not return it timely, the Bank will instruct the Trustee to vote the Shares held in the Plan on your behalf “FOR” both proposals to come before the Special Meeting.

DIRECTION, ACKNOWLEDGMENT AND SIGNATURE:

The undersigned hereby directs the Bank to instruct the Trustee to vote all the Shares of CMBC common stock held in the Plan on my behalf as indicated below:

I.	To approve the Agreement and Plan of Merger dated as of March 10, 2011, between CMBC and IBKC, as it may be amended from time to time, pursuant to which, among other things, CMBC will merge into IBKC, and on the effective date of the merger each outstanding share of common stock of CMBC will be converted into the right to receive 3.464 shares of IBKC common stock, subject to adjustment under certain circumstances based on the market price of IBKC common stock, and cash.

FOR ☐	AGAINST ☐	ABSTAIN ☐

II.	To approve adjournment or postponement of the Special Meeting to a later date or dates, if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the merger agreement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In connection with my directions, I understand and acknowledge that:

•

The Bank will direct the Plan Trustee how to vote the shares of CMBC common stock held in the Plan, including the Shares held for my benefit in the Plan. I cannot vote those Shares directly, but can only direct the Bank how to instruct the Trustee to vote those Shares.

•	The Bank will only instruct the Trustee to vote the Shares held for my benefit in the Plan as I direct if I properly execute this form and timely return it.

•	I have read and understand the attached Notice Regarding Instruction Form.

•	I have received a copy of the Proxy Statement-Prospectus dated , 2011 sent to the shareholders of CMBC.

Signature:

Date:	Daytime Telephone No. (with area code):